Exhibit 99.2
RUSS BERRIE AND COMPANY, INC.
TRANSCRIPT OF Q4 AND FULL YEAR 2008 EARNINGS CALL
APRIL 1, 2009
Operator: Good morning, ladies and gentlemen, and welcome to the Russ Berrie and Company Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. [Operator Instructions] As a reminder, ladies and gentlemen, this conference is being recorded. I would now like to introduce your host for today’s conference, Ms. Erica Pettit of FD. Please go ahead.
Erica Pettit, Financial Dynamics: Thank you, operator. Good morning, everyone, and welcome to Russ Berrie’s fourth quarter and full year 2008 conference call. If you’ve not reviewed the press release issued this morning and would like to receive one by e-mail, please call FD at 212-850-5600, and someone will send you one immediately. As stated in the company’s earnings release, this call is being webcast and can be accessed on the company’s website at www.russberrieij.com. The webcast of the call will be archived online shortly after the conference call for 90 days. We will begin the call with the comments from management and then we will open up the line for questions. Before we begin, we would like to remind everyone of the cautionary language regarding forward-looking statements contained in the press release. That same language applies to comments made on this morning’s conference call. Now, I’d like to turn the call over to Bruce Crain, Chief Executive Officer and President of Russ Berrie. Bruce, go ahead please.
Bruce G. Crain, President and Chief Executive Officer: Thanks, Erica. Good morning and thank you all for joining for us. I’ll start out with an overview of our recent performance and then Guy Paglinco, our Chief Accounting Officer and Interim Chief Financial Officer, will provide a more detailed discussion of our financial results. Later, I’ll come back and discuss our go-forward plans for our businesses that are now focused on the Infant & Juvenile industry, or what I’ll be referring to as the I&J industry. First, let me discuss the fourth quarter briefly. As we discussed in our last earnings call, we knew it would be a difficult to predict consumers’ behavior in the current economy and retailers are bracing themselves by pulling back on inventories, including reducing product inflows. As the fourth quarter of 2008 progressed, retailers generally took an even more cautious approach than expected and this included many of our key customers. This magnified the challenging environment we were already facing, as they in some cases further postponed reordering products to meet very lean inventory goals. Beyond our operating results, certain one-time items in both the fourth quarter and the full year negatively affected our results. This largely included non-cash goodwill impairment, the disposition of our gift segment and some further and final costs related to the termination of Sassy’s MAM distribution agreement. Guy will discuss these financial terms shortly. Overall, 2008 was a transformational year in the history of Russ Berrie and Company. Despite very difficult marketing conditions, we took many actions to expand our presence and our leadership position in the I&J industry. Let me discuss the two most important strategic actions we took last year. Most recently, we completed the sale of our legacy namesake gift business, following an exhaustive review of the gift industry, our positioning and the relative opportunities compared to the I&J industry. We eventually sold the business to The Encore Group, a privately held giftware company with a track record of managing and integrating giftware companies. As a reminder, we received a $19 million subordinated secured promissory note and a 19.9% equity interest in the combined entity. We also retained the IP of RUSS of the RUSS and Applause brands with a $5 million put-call opportunity at the end of five years. Beginning this year and for the next five years, we’ll also be entitled to receive a fixed annual royalty payment of approximately $1.2 million for the use of these brands. In total, we recorded the consideration received in the transaction at approximately $20 million of fair market value, although about five million of that is carried as deferred revenue. A second key strategic accomplishment in April 2008 was our acquisitions of LaJobi and CoCaLo. Both companies complimented our existing businesses immediately by expanding our presence in the baby nursery with their distinct brands and design-led products in industry leading service models. Collectively, LaJobi and CoCaLo were immediately accretive to our results. In conjunction with these transactions, we amended our I&J lending facility to finance the acquisitions and support the overall growth of our I&J segment. In addition, as you may have seen less than two weeks ago, we further amended this facility to provide us with greater financial flexibility and to accommodate the funding requirements for our corporate cost center, since it was previously embedded in the gift business. We’ll also provide more detail on this later in the call. As a result of these strategic accomplishments, we now have a business model that is focused on the attractive I&J industry, which we believe benefits from favorable demographic trends and has products and consumer behavior that are generally less discretionary and non-seasonal. In addition, we have structured the business with relatively low fixed operating costs, including an “asset-light” infrastructure. Today most of the product categories we’re in require relatively short product development cycles to maintain their on-trend products. Despite the challenging environment, we continued our core strategy of introducing new and exciting product. We introduced many new products and product extensions throughout 2008 and expanded and developed even broader retailer relationships in the U.S. and internationally. Beyond the key of product innovation, our primary focus has been and will continue to be on building our own brands and I’ll discuss this more when I speak about our 2009 plans. At the same time, we also maintained our commitment to growing our licensed brands in 2008. For example, Serta(R), Graco(R), Disney(R) and Carter’s(R) licensed brands all performed well last year and each will be important to our future growth. During the recent consumer slowdown and trade-down, some of these licensed brands have also allowed us to capture opening price point sales. Before I turn over the call over to Guy to talk about our fourth quarter and full year results, I’d like to thank our team for the hard work and dedication during what has been an unprecedented year in the global economy and within Russ Berrie and Company. 2008 was challenging, but despite the context of the current economic environment, we are really enthusiastic about our opportunities. As we’ve said, we believe our transformed business offers us greater potential and we are committed to improving our performance to enhance shareholder value. I’ll now turn the call over to Guy to discuss some financial performance numbers. As soon as he’s finished, I’ll provide some additional perspectives on our plans for 2009 and beyond. Guy?

Guy Paglinco, Chief Accounting Officer: Thanks, Bruce. As you know, the details of our results are available in our recently filed 10-K, as well as the press release we issued. So I will keep my remarks relatively short. As previously disclosed, we sold our non-core gift business to The Encore Group on December 23, 2008 and acquired LaJobi and CoCaLo on April 2, 2008. Consequently, our results reflect the gift business as a discontinued operation for all periods discussed, and include the operations of LaJobi and CoCaLo only for nine months of operations. Importantly, we want to help facilitate your understanding of the financial model of our go-forward I&J business, despite all the changes in 2008. Therefore, all financial results I discuss will be for the continuing operations only unless stated otherwise, and we’ll provide certain adjusted results that exclude special charges. Let me start with some of the key metrics from our income statement as shown on the first table of our press release. For the year, net sales increased 41% to 229 million compared to a 163 million for the prior year. This change was driven by $68 million of sales from LaJobi and CoCaLo, partially offset by lower net sales at Kids Line and Sassy, due to retailer inventory reductions primarily in the fourth quarter. When looking at the non-GAAP aggregate sales for Kids Line, Sassy, LaJobi and CoCaLo for the 12 month periods ended December 31, 2008 and 2007, these businesses grew almost 7% to 252 million in 2008. Keep in mind that approximately $22 million of Sassy’s sales related to its MAM distribution agreement will not reoccur in 2009 due to the termination of that agreement. Overall, we believe ending this distributive relationship will give us more flexibility to compete in certain categories after the 2009 non-compete expires. Pre-tax loss from continuing operations for the full year 2008 was 128 million as compared to pre-tax income of $13 million for the full year 2007. On adjusted basis, pre-tax income from continuing operations for the full year 2008 was 12.2 million compared to 24.2 million in the prior year. These non-GAAP results exclude goodwill impairment and other special charges in the aggregate of 141 million for 2008 and 11 million in 2007. Turning to key metrics for the fourth quarter, net sales increased 31% to 56 million, driven by acquisitions, partly offset by the retail reductions of inventories in the wake of a general consumer recession in the fourth quarter. Pre-tax loss from continuing operations for the fourth quarter of 2008 was 145 million compared to income of 108,000 in the fourth quarter of 2007. Now, let me briefly go through a few key additional items of the income statement. Gross profit increased 69 million for the full year of 2008 and 11 million for the fourth quarter. Gross profit margin for the year was negatively impacted in 2008 by: increased cost of goods sold resulting from higher raw material, labor, and tax expense incurred by our suppliers, as well as the unfavorable impact of foreign currency exchange rates; increased cost associated with product safety and compliance testing; a shift in product mix primarily due to higher sales of lower margin and licensed products; competitive pricing pressures; and an aggregate impairment charge of 3.7 million to certain I&J trade names. As a percent of sales, SG&A was relatively flat after adjusting for non-cash, stock-based compensation expense, which was about 1.5 million higher in 2008 versus 2007. The income tax benefit for fiscal 2008 was approximately 29 million as compared to a provision of four million in 2007. On a GAAP basis, net loss, including discontinued operations, was approximately 112 million or $(5.23) per basic and diluted share for the full year 2008, compared to net income of approximately nine million or $0.42 per basic and diluted share for fiscal 2007. Turning to the balance sheet, as Bruce mentioned we recently amended our existing credit facility and received unanimous approval from the group of eight banks. Primarily, the amendment provides additional flexibility in the existing financial covenants by increasing our maximum leverage ratio through the third quarter of 2010 and reducing the minimum fixed charge coverage covenant ratio through the third quarter of 2009. Additionally, it eliminates the existing restrictions on the ability of the company’s Infant & Juvenile business to fund corporate overhead expenses. Net inventories totaled 47 million at the end of the year, which includes the acquisitions of LaJobi and CoCaLo. Our inventory was slightly higher than anticipated as a result of retailers stringently managing towards lower inventory levels in Q4. Despite the difficult retail environment in 2008, we experienced very little bad debt expense and our DSOs were approximately the same as in 2007. Now let me turn the call back over to Bruce for his closing remarks.
Bruce G. Crain, President and Chief Executive Officer: Thanks, Guy. As Guy mentioned, we’re encouraged by our financial position despite these difficult consumer and retailer times. And we’re managing our businesses with the expectation that the recent challenging trends will continue in the near-term. However, to ensure we strongly position our business for long-term growth when the economy normalizes, we will build on our strategies of 2008 as we reinforce two key areas in our business this year: first, our market leadership and growth positions; and second, greater efficiency and collaboration throughout our organization. As such, we’re planning our businesses very conservatively from a cost perspective while we focus on growth programs. Let me go into detail about these initiatives for 2009. First, let me talk about what we’re doing to reinforce our market leadership position. It’s all about product. We’ll continue to seek market share aggressively for our design-led and innovative products, as we are excited about the opportunities ahead. In doing so, we’ll further strengthen our retailer relationships while diversifying our distribution channel and customers. We believe this should allow us to protect and increase our presence on shelves, as we seek to expand both domestically and internationally. We have many market place initiatives and are currently, for example, launching many new products at different price points in adjacent product categories and in various international markets. We are convinced that product design, brand recognition, and price value are at the forefront of parents’ minds when making purchasing decisions. And obviously balancing all these remains the underlying mission of most of our business activities. However, quality and safety consideration supersede all of these and we are continuing to invest heavily in quality assurance and quality control throughout our businesses and processes. Although this commitment will affect our expense levels and margin performance, we are committed to ensuring that we continue to meet or exceed the evolving regulations and standards. My final point about what we are doing to reinforce our market leadership position relates to what we believe we can do together as a group of businesses in the I&J market space. While our businesses will continue to be managed independently from a go-to-market standpoint, we are constantly sharing best practices across our four businesses. Specifically throughout 2009 you’ll hear more about our accomplishments at achieving synergies across our businesses through opportunities to cross market and build key accounts together. Our second initiative area for 2009 and beyond is around operational efficiencies and cost consolidation. A critical cost area is the cost of goods, first of all. Last year we experienced unforcasted and rapid escalations in cost of goods. We have teams from each of our businesses in Asia regularly, and they were all just there again recently working to minimize cost, while also retaining service and quality levels. While there are many factors that would now suggest moderations in the direct cost pressures, to-date the volatility of our supplier’s cost structures, new regulations, and other factors are suggesting to us that the net cost reductions cannot be counted on although they are being battled for. Further, given ongoing retailer margin pressures, we suspect that some of the gains we hope to achieve with vendors could be offset by additional margin support for our retailer partners. Beyond direct product cost initiatives, a couple of other factors will also impact margins into 2009, in our view. In some cases our product mix has shifted to still attractive but lower margins. However, these items will continue to help us drive operating profitability and strengthen our consumer and retailer relationships. The second factor is currency, and we are planning for a stable Chinese Yuan throughout 2009. Additionally, at our corporate level, as well as throughout our organization, we remain focused on controlling discretionary costs and are aggressively putting in place various cost reduction programs. Based on early reads for 2009, the first quarter is shaping up much like the fourth quarter of 2008, which is in line with our conservative plans. Over the last month and over the next critical few weeks, 2009 placement decisions will be made by all of our retailer partners, and we are deeply engaged in finalizing all of these programs. In light of the consumer and retail environment, we are planning cautiously with inventory buys and with all of our costs. We also know that as an industry leader we have opportunities to build share during these difficult times, and are working very diligently on every single program and opportunity that makes financial sense. We are all well aware of the pressures affecting the global economy and do expect that they will persist through 2009. However, we believe that our business model will weather the test well, and we will be in a great market position over the longer term. That said, we’re not totally happy with our current performance, or obviously the valuation the market’s put on our stock price. Nonetheless, we are very excited by our opportunities in the near term, and our capabilities to capture these opportunities. Again, we believe our transformed and now focused I&J business model will serve us well. As already mentioned, we also believe the underlying demographics of our categories remain strong and that consumer buying behavior for their babies and children, especially non-discretionary items, remains intact even through tough economic cycles. Beyond our business model and strategies, the keys to our success will remain great product offerings and an effective team, and we are convinced we have both of these well in place. Now, we’ll turn the call over for your questions. Operator?
Q&A
Operator: [Operator Instructions]. Your first question comes from the line of David Leibowitz of Horizon.
<Q — David Leibowitz>: — Several items. Why don’t we start with the balance sheet if I may? One of your largest items under assets is a $29 million deferred tax. Can you go into what that really is?
<A — Guy Paglinco>: Sure, David, this is Guy. For the most part, David, as you know, we took a pretty hefty impairment charge in the fourth quarter, which is basically consistent with our annual fourth quarter review under FAS 142. Because of that impairment charge of $140 million, we put up a deferred tax asset, which basically acknowledges the fact that we have profitability, or the ability to generate profits in the future to offset that deferred tax asset.
<Q — David Leibowitz>: And how much of that is domestic versus or a foreign item, or is that all domestic?
<A — Guy Paglinco>: Yes, David, I mean one of the nice things about the balance sheet in the operations now that you’re going to see, I think you know is less than 10% presently right now of the sales from the I&J group is on an international basis. So, for the most part, unlike gift where there was much more activity, currently the majority of the operations as well as your assets and liabilities is going to be domestically related.
<Q — David Leibowitz>: Okay. Second item on the balance sheet, your allowance for doubtful accounts shot up percentage-wise enormously year-over-year. What are we supposed to make of that? And which of your client — which of your accounts do you feel are on such shaky ground?
<A — Guy Paglinco>: David, I think it’s not so much really it went up year-over-year. As we stated prior, we have been very fortunate so far as far as bad debts. It’s more or less what was included in it and more or less the restatement of it. We are basically now putting in anything associated with rebates, any type of customer allowances. In the past, that was on the liability side of the balance sheet. Now, it’s sitting as a contra against accounts receivable. So, that’s why that is. But, otherwise, like we said prior, so far we’ve been very fortunate.

<Q — David Leibowitz>: Okay, now, the new company versus the old company, do you have a higher accrual or reserve for markdown money under the new company, or was it a higher percentage of revenue anticipation on the old company?
<A — Guy Paglinco>: David, I think you know, there was two segments in the past under the old. There was the gift and there was the I&J. The I&J, whatever they ran as far as a percent, and whatever it took to do business basically remains intact. Nothing has changed under the “new company”. I mean the gift, as you know, basically has been stripped out of the income statement for all the results for the prior year. So having said that, it’s the same as it was in the past. There is really no change.
<Q — David Leibowitz>: In other words, did the gift business have the same percentage allowance for markdown money as the I&J business?
<A — Guy Paglinco>: No, I think, gift probably — gift might have been a little bit on the lower side. But at the end of the day, it’s really the same, again, factoring in the present economic conditions, David, I mean, you’re going to do whatever it takes as far as the retailer.
<Q — David Leibowitz>: So then that being said, am I to interpret your response that at least for this year, our allowance for markdown money will be greater as a percentage of revenue than it might have been in a more normal year, and that you have set up a larger reserve as a consequence?
<A — Guy Paglinco>: We constantly evaluate the reserve. I mean, it might be a little bit higher but as of the present, nothing really dramatically has changed, David.
<Q — David Leibowitz>: Okay. And the fact that three of your clients represent 56, give or take, percent of total revenue, does that concern you at all — Toys “R” Us, Babies “R” Us, and Target?
<A — Bruce Crain>: David, it’s, Bruce. Obviously, Toys “R” Us and Babies “R” Us — we look at as a combined account. And, clearly, we do have a highly concentrated business mix. A couple of things to keep in mind: those accounts, TRU, BRU as a combination are the primary place that the consumer is shopping for this kind of product. And so while we have tremendous efforts underway to be growing the business in other accounts, growing it internationally, we also want to continue to grow with the key, you know, market leader, and we expect to grow as much as possible, if not continue to build share, and grow disproportionably with that account. So we suspect this concentration issue will remain. It is one that we are very, very cognizant of. We do a lot of monitoring, what’s going on with these various businesses and their own financial condition. And so far, we’re very pleased with the partnership we have with them. But it is something we recognize as a concentration issue. We’re doing a lot of work strategically to broaden that out in a variety of ways, whether it’s in other channels beyond the mass folks, as we look at that, as we look internationally. But, it is a reality of the space, and the best we can do is monitor it very, very closely.
<Q — David Leibowitz>: Okay. And, when I look at CoCaLo and LaJobi, how much of their business is furniture versus domestics?
<A — Bruce Crain>: You’ve got two different business models here. So, LaJobi basically is completely a furniture-driven business for the nursery, so primarily, cribs and changing tables and other sort of smallish furniture for the nursery. That’s the core business for LaJobi, mostly made of wood products sourced in the Far East, and that’s the nature of their business, again, across a variety of brands. The only other thing that you might want to look at that’s an important category for LaJobi, would be their mattress business that we run under Serta, which is a nice piece of business that we have there that obviously complements the crib, but isn’t sort of wooden product and it’s also something that we have a partnership and a licensing agreement with Serta to do. CoCaLo is a completely separate business from LaJobi. It’s a business based out in California. It’s really on the soft home furnishings, nursery furnishing side of the business. And within there, again, their primary business is crib bedding, but then lots of other cut and sew things blankets, other categories like that. Plus, if part of your question is what do they do for hard goods they also have a whole series of gift products and other accessory products for the nursery, things like lamps, wall art, and other gift type items that would go with the nursery, and go with this the bedding kind of product. Obviously, in and around the bedding product, you would have things like diaper bags, small rugs and things like that to go in and around the crib also, but very distinct separate businesses. Obviously, in this discussion today, in the press release, we refer to them as kind of CoCaLo and LaJobi, but, they are two completely separate businesses.
<Q — David Leibowitz>: Okay.
<A — Bruce Crain>: But just one other comment there are several things that we are doing together across those businesses operationally from a cost management standpoint, and several things we’re doing together in the marketplace to build key accounts together. But they’re quite separate businesses.

<Q — David Leibowitz>: Okay, and sticking with those two businesses, under the good, better, and best, what percentage of your revenue from those two businesses fall in each of those three categories?
<A — Bruce Crain>: In both of them, I would say well as a generalization, I think CoCaLo historically was a little bit more design led and a little bit more on the higher price points, but write down the better and best categories for CoCaLo. However, with CoCaLo, I think one of the things you are going to see, again, I think it’s one of the advantages of having joined the Russ I&J family now, CoCaLo is coming to market with several really sharply priced programs going now into this new year, and I think that’s going to be a growing part of their business. And historically, they were not able to do that because of their relatively small size and their cost structures. But they now are working across the factory base that we have in the Far East, and are bringing a disproportionate growth on the lower, sharper price point side to the market, combined with their design stuff. So as it relates to CoCaLo, generally, you know, more on the better and best side of things. On LaJobi, on the other hand: very broad spectrum of offering there. They’re in their specialty business, which is not that large, they’ve got a nice set of positions, but I think relatively smallish piece of their business on the specialty high-end — just, you know, as a place, they’ve got product, but it’s not a big piece of the marketplace. They’ve been down right in the middle of the marketplace, great relationships with all of the biggest retailers out there. But again, one of the things that we think served us very well this past year, and it’s a core strategy across all of our businesses, is we have a lot of activity going on at opening price points. So for example, with LaJobi, they do a lot of work with Graco, they’re introducing some new product called Nursery 101, which is a very sharply priced thing, at opening price point. So again, on LaJobi, if you’re trying to characterize it, a little bit more on opening price points in the middle of the market with again though a big surge of activity at opening price points. And as we look towards ‘09, we feel having this spectrum of pricing is great for us, but also having concentration at the lower end is going to be very helpful for us along with the margins we can get there and we’re able to do it because I think we got great sourcing partners.
<Q — David Leibowitz>: You said the first quarter ended yesterday and yet there was nothing mentioned at all about the first quarter in your prepared text. Can you update us about the first quarter please?
<A — Bruce Crain>: David, I mean we’ll be out with results in, you know, six or seven weeks on the first quarter. But as I said earlier in the comments we do have some of the early indications, at least on the sales lines, and as I said we think that Q1 and it was the way we planned and the way we’re seeing it will be similar to what was going on in Q4. We’re starting to see some activity of retailers starting to bring inventory back in. But I would say it’s now they did the onetime adjustments during Q4 to bring inventory down to much lower levels, and it’s now returning to little bit more of a steady state that’s driven by consumer traffic patterns. The other thing that continues to go on during Q1 across all of our businesses is the retailers are getting very, very cautious on how they’re doing re-orders. So for example, in the past if they would call in at an individual store level, four units of something, a case pack might be four, they would have one on the shelf, one behind that and two in the back room. They now bring in two in total. So, there is some further fine tuning that all of our retailers are doing that we think was the primary driver of Q1 still being a little bit on the softer side. But, you know, so as I made my remarks, Q1 we see relatively similar to Q4 on sales, which is going to be down a bit year-over-year. We see the middle of the year relatively flat. And we are sort of looking at the back part of the year, like many consumer products companies, as where we start to see some relief and some prospect of consumer behavior kicking back in. That said, we really believe and I said several times today, the nature of the category of how consumers buy for this product is relatively non-seasonal and we really don’t think, beyond these retailer inventory adjustments, that the consumer has really backed off at the units of stuff that they’re buying in these categories of product, although they have traded down somewhat price point wise. And in certain categories they may buy fewer toys, but they’re not not buying a crib, they’re not not buying bedding as the sort of core items to decorate a nursery.
<Q — David Leibowitz>: I’m a bit confused. The first quarter you just said is likely to be down, yet you’re making the comparison without CoCaLo and LaJobi in the first quarter a year ago?
<A — Bruce Crain>: I’m talking apples-to-apples, David. If I look at all four businesses year-over-year, I would not want to characterize that as the reported numbers.
<Q — David Leibowitz>: Okay. And am I to take that also to mean, you said comparable to the fourth quarter, that we would show an operating loss and probably cash flow negative as well?
<A — Bruce Crain>: I do not suspect that would be the case. We’re not ready to get down to that level of guidance or direction yet, David, though. In general, these businesses are all cash flow positive, you know, basically throughout the year. A lot of things went on, but on a top line basis is what I’m talking to at this point. We’re feeling, you know, pretty good about numbers hitting our plans, but those plans are very conservative here at the front part of the year.
<Q — David Leibowitz>: Any way you can share those plans with us so that we don’t have to guess ex post facto when you say we made what we expected or we didn’t make or we over-achieved or under-achieved. I mean it’s a blind item without knowing what these plans really entail.
<A — Bruce Crain>: Fair point, David, but at this point we’re not, given some of the uncertainty in the environment, we’re not going to be doing forward-looking numbers, you know, by quarter or, you know, for that matter for the full year. Although I have to say, again, with our simplified focused business model here, and again, as Guy pointed out and as I pointed out, the one thing as you’re looking for some direction from us, we have the one big factor of MAM not repeating in ‘09, and beyond that I think we’re feeling pretty good about the consumer and these categories in general and in particular towards the back part of the year feeling pretty good. But we’re really not in a position that we’re going to be offering any guidance at this point.

<Q — David Leibowitz>: Okay. I’ll let somebody else ask questions and I’ll re-queue again.
<A — Bruce Crain>: Thanks, David.
<Q — David Leibowitz>: Thank you.
Operator: Your next question comes from the line of Arnold Brief of Goldsmith & Harris.
Please go ahead.
<Q — Arnold Brief>: I’ve got a few also. Nowhere in your report or conversation have you mentioned the magic word of EBITDA. In the 10-K you indicate you’ve generated $25 million of cash. Taking out some charges and looking at interest, it looks to me like you did EBITDA last year of over $31 million?
<A — Bruce Crain>: Arnie, you’re always pretty good at guessing the numbers. I mean one of our challenges, I think you see in our various releases, is that we have several factors, at least several factors conspiring to make it, you know, interesting to look at our numbers. We’ve got partial year for LaJobi and CoCaLo in ‘08. And we’ll obviously —
<Q — Arnold Brief>: I’m just talking as reported. I’m not making pro forma adjustments.
<A — Bruce Crain>: Yeah. I mean and then we have a variety of issues that are going on, again, below EBITDA relative to tax and interest. But, you know on again, we have been cautious about putting out EBITDA numbers because of the comparability issues. But your direction I think is a pretty fair direction where the number is.
<Q — Arnold Brief>: Okay. The pro forma number that you published at the end of the third — somewhere in March for the nine months ending September showed royalty income and investment interest income. The year-end numbers don’t show any of that. Some of it I know is because the Encore royalty income only comes in the fourth quarter of ‘09, but where did those numbers go? I mean what happened to them?
<A — Guy Paglinco>: Yeah, Arnold, this is Guy. I think, you know, you’re referring to the 8-K that we put out.
<Q — Arnold Brief>: Yeah.
<A — Guy Paglinco>: And I think you know when we mentioned in it that that was preliminary as far as a lot of the accounting all the way through. In the process of evaluating the accounting subsequent to that, because there was really no — I’ll use the word boot, or no real cash received in the transaction, we’re deferring those types of items, so whether it be the royalty, whether it be the accretion on the note or the accruing of the interest, it’s going to be basically going on the balance sheet as deferred revenue. So you’re not going to see it go through the income statement. It’s a conservative approach. It’s an approach that we believe is prudent given the situation, as well as, you know, just based upon the transaction. So somewhere down the road, when the transaction is finally consummated, that’s when you’ll be basically seeing the —
<Q — Arnold Brief>: It will all come in at once.
<A — Guy Paglinco>: And it will come in at once, that’s correct.
<Q — Arnold Brief>: Yeah.
<A — Bruce Crain>: And, that was the rough numbers that I said when I said there was approximately $20 million. We had outside evaluation people look very closely at the gift business. There is about $20 million worth of assets that you see on the books and then as an asset and then you see about $5 million down in the liability side, which is this deferred stuff that guidance —
<Q — Arnold Brief>: Which came out in the third quarter.
<A — Bruce Crain>: Yeah.
<Q — Arnold Brief>: Okay. When I look at the year, when you subtract the non-cash charges from the impairment charges from the loss, you end up with $12 million in pre-tax income, which you show. You don’t mention the loss on the interest swap of 2.1 million. And you do mention the stock impairment charge, which is non-recurring, the stock incentive compensation, which is non-cash, may or may not recur. You also had a deferred write-off of your financial charges. So if I add some of that back, it really looks like your earnings from operations were more like in the $16 million area. Were all those charges incurred in the fourth quarter or were some of them incurred as you went through the year?

<A — Guy Paglinco>: Yeah, Arnie, I guess just we’ll start with a few, I mean, for the most part directionally you’re going the right way. For the most part the stock-based compensation that the number that we put up, the 1.6 million and change, for the most part what that is, as you know, is a non-cash item. Whenever an option or any type of equity interest, whether it be a stock grant, or whether it be restricted stock unit, whatever, whatever associated compensation is determined, that is then spread out over the vesting period, and normally the vesting periods tend to run five years. So, to answer your question, that 1.6 million in your modeling will continue in future years for that period of time, and as new grants and new options are issued, additional compensation expense will be incurred even though, you know, the majority of this is under water right now. So, that’s the first item. The next one you talked about is the interest rate swap. The interest rate swap was something that we were obligated to enter into in connection with the refinancing back in the spring. So we entered into it back in May. Unfortunately, as you know, the way the interest rates went, for the most part it’s good, but we were locked-in at a higher level. Because of that and because of the accounting that we basically took with it, any of those charges went through the income statement. So having said that, depending upon how much fluctuation you had in the respective quarter was how much got charged to operations for the full year, like you said, for the May through December time period was $2.1 million total charge, again, that was at this time a non-cash. This goes out over, I believe a two-year period I believe. So, from that standpoint if things don’t turn around at two years from now, that’s when it’ll be basically need to be settled, otherwise —
<Q — Arnold Brief>: How much was incurred in the fourth quarter?
<A — Guy Paglinco>: The fourth quarter, just about the whole thing, because of the way the interest rates went in the last quarter of ‘08. The majority of it prior we had a few hundred thousand dollars but as a matter of fact, the first quarter we had a small pickup, and then subsequently in the September and then ultimately December was the majority of the charge.
<A — Bruce Crain>: You might remember, Arnie, that we — it was about a $70 million swap, which was approximately half of what we borrowed in April of ‘08. Obviously, we’ve paid down that balance tremendously since then. So, the swap is still on for $70 million, but now on a much smaller base. And in our refinancing that we just did, we’ve obviously got this upside protection if interest rates go up. Our net borrowing cost with our new rate structure is whatever, about 4.5%, but obviously some of that is mitigated by the swap being in place.
<Q — Arnold Brief>: It’s not clear to me, when you add back the impairment charges, and for my sake, add back the swap, whether and take out the tax credit, on an operating basis, did you about break even in the fourth quarter or did you make a little money? Again, adding back the swap as well?
<A — Guy Paglinco>: Yeah, I mean we can get into the specifics offline, Arnie. And I think you can really go through it. Directionally, you’re going the right way from that end.
<Q — Arnold Brief>: Without getting into the numbers, was it in the black, or break-even? I mean, just...?
<A — Guy Paglinco>: Well, I think you have for the most part I mean, when you take a look as far as the 128 I’m sorry, you’re looking at the 144 —
<Q — Arnold Brief>: 140 and it might [inaudible] 111. We’re adding back the tax credit. It looks to me like you made $500,000.
<A — Guy Paglinco>: Well, so like I said —
<Q — Arnold Brief>: And that’s before the swap.
<A — Guy Paglinco>: Yeah. So I mean, for the most part, you’re basically, you’re answering your question.
<Q — Arnold Brief>: Okay. You came to an agreement with your banks in March on refinancing, which at least for the first six months of ‘09 give you an EBITDA/debt ratio of 4:1 minimum?
<A — Bruce Crain>: Maximum.
<Q — Arnold Brief>: Given the break-even in the fourth quarter, if you let me rephrase the question, are you in violation of — do you expect to be in violation of your debt covenant in relating to the EBITDA/debt relationship at the end of March?
<A — Bruce Crain>: Arnie, we are absolutely in compliance with our covenants. And we obviously, we’re not projecting on the year, but we went through a process here that really tried to set up a set of financing arrangements for the year that we could well operate within, including giving us some latitude if the recession and tough economic results, you know persist, and —

<Q — Arnold Brief>: So you are not in violation of the debt covenant at the end of March?
<A — Bruce Crain>: We absolutely have not been for the reported periods.
<Q — Arnold Brief>: Okay. Basically, it’s hard for me to calculate the number and I have to go back and look at the quarters, but if you are not in violation of the debt covenant at the end of March, it tells me that you are in the black for the March quarter?
<A — Guy Paglinco>: Arnie, keep in mind that basically these calculations are done on a rolling basis.
<Q — Arnold Brief>: I know 12 months; that’s why I said it’s hard for me to calculate.
<A — Guy Paglinco>: And — we are not going to go into, I mean to say forward-looking type numbers. But for the most part, I mean the main reason that we went out there is because of the sale of the gift, I think as you knew, just so there was no flight of capital, there was two separate structures, two separate credit facilities. And under the I&J, for the most part, that credit facility in the past, they could only fund the corporate structure $3.5 million. So in the past, with gift in the picture, they picked up, you know, the balance of a lot of the corporate expenses. So that was one of the main drivers. When we were forced to go back to the bank because of that, which was a good — a positive note because of the sale of gift in early 2009, we then took a look at projections basically internally, and needless to say, adjusted the covenants accordingly to provide for some flexibility in this unknown economic environment.
<Q — Arnold Brief>: I’m going to try it one more time, and then I’ll again, I am not asking for a number, I’m asking for direction. It seems to me that if your fourth quarter made a little money, particularly when adjusting for the interest rate swap, and if things have gotten a little bit better in terms of retail reordering you’re selling them a little bit better, still looking for down sales, but and then I’m looking in addition to that at the your debt covenant restriction, the 4:1 ratio, it seems to me that you should be in the black in the first quarter, considering those items?
<A — Bruce Crain>: Yeah, Arnie, obviously, we’re cautious on forward-looking numbers and —
<Q — Arnold Brief>: Well, that’s backwards.
<A — Bruce Crain>: Projections that we haven’t come out. We are — we, you know, obviously we just completed this work with our banks. We got unanimous consent from a group of eight banks that are looking at not just the quarter but the entire year, like everybody is very comfortable that we have in place a structure that allows us to have — to operate against our plans for the year and provide some additional latitude, you know, depending on what the crystal ball is murky on out there. And I think we’re feeling comfortable that we’re going to operate well within these various covenants. Let’s keep in mind, there are basically three covenants, there is fixed charge ratio we’re very comfortable with, we’ve got the debt to EBITDA one here that you’ve been discussing, there’s also a CapEx covenant that we don’t come anywhere close to based on, as I said earlier today, kind of our asset-light side of the model. But, we’re able to — we’re feeling very good about kind of where we are at this point in the year. We’re feeling very good about the structure we’ve set up on a forward-looking basis throughout the remaining term of this thing, which goes on for another three-plus, almost, you know, four years from now, we’ve set the structure up for. And we are feeling very good about it. And as mentioned earlier, we think we had a very successful year of paying down a lot of debt. Remember, we took out about $135 million worth of debt, and as mentioned, we, you know somewhere between $25 and $30 million paid off in the last year, and you know, we figure we’re well on track from an amortization standpoint of the term note in paying down and continuing to pay down on the credit facility over the next year and beyond.
<Q — Arnold Brief>: All right, look, let me try another approach. Looking at the 4:1 EBITDA debt ratio, and knowing that the debt will decline as you go through the year, so the EBITDA requirements decline going through the year, and trying to make those adjustments, taking out interest expense and depreciation, it looks to me that that debt covenant relating to EBITDA says that you must earn at least $0.45 per share in 2009. It’s not an estimate, it’s the numbers, the mechanics of the numbers in terms of meeting the EBITDA requirement.
<A — Bruce Crain>: Arnie, your math is good, but, you know and that would be sort of our - your math would be suggestive of what the outside number would be if we sort of had the maximum debt and the sort of minimalist EBITDA to get through that, so
<Q — Arnold Brief>: Okay.
<A — Bruce Crain>: I think you’re correct. Good.

<Q — Arnold Brief>: One other thing. If I look at last year’s sales and I take out the MAM distribution agreement and I adjust your operating income for the impairment charges, as well as some of the other charges like the 2.1 million swap, I — and adding back the interest expense, I come up with an operating income — the point I am trying to make is I’m just guessing it’s a MAM cash contribution. But it seems to me like your operating income as a percent of sales adjusted for all the junk that’s in there is in the is in excess of 12% adjusted pro forma for the elimination of MAM and adjusting for the non-recurring charges. If that’s the case, and I appreciate it that’s the last year’s number, so we can talk about that.
<A — Bruce Crain>: Arnie, the one thing I’d say, and again, we’re obviously being cautious here on forward-looking numbers consistent with what we’ve been doing. I think, you know, I’ll just start on the top-line, which I think you obviously picked up on, as we illustrate in or talk about in the release, on a trailing full-year including CoCaLo, LaJobi for the full year, we’re looking at $252 million worth of net sales. And as we also pointed out, there was about $22 million worth of MAM activity in there. So just adjusting for that, you know 2008, if you just took that out, you’d have a $230 million revenue business. So I think that, that I can certainly confirm is kind of I think the baseline starting point that you’ve got correct. Commenting below that right now, we’re going to be cautious — apologies.
<Q — Arnold Brief>: I’m not asking for no, no you misunderstand me. I’m not asking for an estimate of ‘09. I’m going back to that 228 million sales base actually, I didn’t pro forma it, all I did was take your 229, take out the 22 million from MAM, which leaves you 207.
<A — Bruce Crain>: Yeah.
<Q — Arnold Brief>: Took the income that you reported of 12.2 million.
<A — Bruce Crain>: Yeah.
<Q — Arnold Brief>: Added back the swap you got 14.3 million; added back the net interest eliminating the swap, which was 6.2 million or something like that...
<A — Bruce Crain>: The one thing I’d say is the swap —
<Q — Arnold Brief>: It seems to me I’m leaving something out here, but it seems to me, you’re somewhere last year, not for ‘09 but last year make all the adjustments; your operating income was 11 or 12% of sales. Am I doing the math wrong?
<A — Bruce Crain>: I think you’re generally doing the math correct. I mean the swap is in the interest number though, just to keep that in mind.
<Q — Arnold Brief>: That’s why I said I took it out.
<A — Bruce Crain>: Arnie, why don’t we I mean, just in the interest of moving along, I mean I’m more than willing to follow-up if there’s some specific stuff we can back into where we can without getting into forward numbers and try to reconcile ‘08, we’d be more than glad to try to do that. If we could...
<Q — Arnold Brief>: Move on.
<A — Bruce Crain>: Yeah.
<Q — Arnold Brief>: Could you — you did mention in the MAM agreement that you had some expenses in the termination of that agreement. Could you be more specific on that?
<A — Bruce Crain>: Yeah, I think what we’re referring to there is just the final unwinding of inventory positions. We had some arrangements with them to sell any legacy inventory back to them and back and forth, so it’s just the final. There were no, you know, but — there were some inventory positions that we wanted to either put into the market or shut down as we exited that in the middle of December.
<Q — Arnold Brief>: Was there a cost that you can be specific on?
<A — Bruce Crain>: Yeah. It was a bit under $1 million, Arnie, I think it was seven or $800,000.
<Q — Arnold Brief>: Does the Easter calendar have any impact on you?
<A — Bruce Crain>: Most of the Easter stuff, a lot of that in the gift business old days would have shipped in December. Easter is not particularly relevant as it relates to the I&J space.

<Q — Arnold Brief>: Okay.
<A — Bruce Crain>: Okay. Thank you.
<Q — Arnold Brief>: Could you give some idea of what’s going on in Encore? I know it’s a privately owned company but we’ve got a 20% investment in it, and could you give us some feel for whether or not they’re getting the gift business on to a profitable basis and what’s going on there?
<A — Bruce Crain>: Yeah, the only I think — obviously private companies, as you point out, a couple of things I would say. You know, our balance sheet I think tells part of the story — of what some third-party they’ve done a lot of work to objectively, independently look at the business plans and put it up on our balance sheet. So I think that’s one place for you to look. The second thing I would say is, you know, we’re very close to what they’re doing. We’re involved in the business in the sense of monitoring given, as you say, the investment. They’ve done a lot of work so far on integration of the businesses, whether it’s warehousing and a lot of other implementation issues. As you everybody on this call and others that have been following the business know, the gift industry, it’s a very important few months of the year here as the selling process happens. We won’t be commenting on that, but those — the marketplace issues, I’d say are open. The stuff we can observe, which is the operational side, there is a lot of constructive stuff going on. And I think they’ve really moved on a very aggressive timeline on it around the world, bringing the businesses together and, you know, trying to capture all the synergies that are available across the business that they brought to the table combined with ours. So all of that, I think, is well underway, but obviously as a private company we’re not really the ones to be disclosing what’s going on there. You know, as it relates to what’s on the balance sheet, we’ll start to see the royalty income of that at the end of this year. And obviously, we’ll be doing annual testing of that asset, and to the extent there was any impairment in that, we’d be obligated and, you know would address that. So that’s kind of what I would say about that.
<A — Guy Paglinco>: Arnie —
<Q — Arnold Brief>: You mentioned a Leap Frog termination of that lease agreement; did that agreement — did you lose any money?
<A — Bruce Crain>: Our issue with Leap Frog, which was a Sassy distribution agreement and license really, was just something where the marketplace never really picked up a lot of traction on Leap Frog as a brand for infant products — still a fabulous brand but a little bit for older kids, we saw more applicability. So we just were not getting the return on that licensing revenue and minimums that we wanted. And again, our core strategies for the most part are building our own brands and in particular with Sassy, as we reposition Sassy, a lot of work going on there to really build out the Sassy brand, which we think is a tremendous brand. And again, whether it’s MAM or Leap Frog and things like that, we’re really concentrating back on what Sassy can be in the market and kind of reintroducing that brand. Arnie, thanks a lot.
Operator: Your next question comes from the line of Richard Dearnley of Longport Partners.
<Q — Richard Dearnley>: Good morning. Could you talk about what the $3.7 million charge in I&J was for? And then on a broader scale, do you expect that you will continue to have charges in various places through ‘09 or are they finished?
<A — Guy Paglinco>: Richard, good morning, this is Guy. The answer to your question, the 3.7 million, what that was, is that was trade names. Three separate business units took impairments, and we basically disclose it in the K. For the most part, as you know, we’re required to do annual impairment testing. And the fourth quarter of each year is when we do such testing under 142. Because of that that’s what more or less triggered the goodwill write-off or impairment charge. And so therefore, goodwill is completely 100% off our books now. So there is nothing there. As you know, when you take a look at our balance sheet in our K disclosure, you’ll see there’s still a fair amount of intangibles on the balance sheet. Again, no one knows but what you do is you do discounted cash flows and you take a look. The impairments basically resulted from, you know, a little bit of weakness in the overall market, the step down of projections, things along that line. So again, unless there is a trigger, we won’t reexamine this until the fourth quarter of 2009. So, as far as any other ones — again, there’s a fair amount of intangibles on our books, of which, you know, there was a total of, other than the goodwill there was a 3.7 as well as roughly 6.7 and that has to do with the Applause — and the Applause was a little different situation in the sense that because if that was now, under this new license arrangement, and there was limited cash flow under it as compared to prior, that’s what basically generated the larger impairment of Applause.
<Q — Richard Dearnley>: So it was things like Leap Frog or —
<A — Guy Paglinco>: Well —
<Q — Richard Dearnley>: Or let me put it another way was it LaJobi, CoCaLo, Sassy or any of the basic I&J businesses?
<A — Guy Paglinco>: Yeah, I’m sorry, when I say trade names, in this case it happened to be the Sassy trade name for 1.9 million, CoCaLo, I believe for 1.7, and LaJobi for $100,000. And again, things like just as far as in the trade name, you’re looking at how much sales are going under that, so as one of the business units might start doing more licensing revenue, therefore there is less revenues specifically associated with that trade name. And so therefore, that those types of things would end up with resulting sometimes in a little tweak as far as the impairment charge.

<Q — Richard Dearnley>: All right. In your long-term assets of 140 million, could you break that down in terms of plant and equipment and then intangibles and what else is there?
<A — Guy Paglinco>: Yeah, I am sorry. When you mentioned about 140 million as far as the - yeah, what you’re looking at there is, Richard, is you’re looking at basically — as Bruce mentioned before, as far as capital expenditures and as far as fixed assets, we’re relatively light. We have $4.4 million we’re carrying on that. As we mentioned before, the goodwill is completely gone. We have intangible assets, as I was mentioning a second ago, of $84 million. Okay?
<Q — Richard Dearnley>: Um-hmm.
<A — Guy Paglinco>: We have a note receivable of 15.3 million; that 15.3 is basically fair value of the $19 million note receivable that Bruce mentioned before. There is a $4.5 million investment on the books; that 4.5 million again, is in connection with the Encore transaction and basically that represents a fair value of our 19.9% equity interest in The Russ Companies. And then you got, as was raised earlier in the call, deferred taxes of 28.9 million. And then you have just other assets in the normal course of things of roughly about 3.6 million.
<Q — Richard Dearnley>: Thank you. And then, in the prior question, it was about did you - essentially, were you — did you make $500,000 in fourth quarter and your answer was you’re answering your own question. Could you just say yes or no to that question?
<A — Guy Paglinco>: Well, the only thing, Richard, is that —
<Q — Richard Dearnley>: I mean we’re talking about the past here.
<A — Guy Paglinco>: Right.
<Q — Richard Dearnley>: And and you’re —
<A — Guy Paglinco>: I guess the only thing I have to say is depending upon how you’re looking at the business, whether continuing or discontinued, I mean I think when you take a look at the press release, you’ll see that we basically have from continuing operations, okay, we show basically a loss of a $144 million, for the three months. And that basically and just going through the mechanics, that 144 we talked about the $140 million worth of impairment charges, we talked about and we talked about roughly that interest rate swap hit of $2 million. So adding those types of charges back, okay, without anything else, I mean, you’re basically just about where I believe David was raising the question.
<Q — Richard Dearnley>: Um-hmm. Just since your numbers over the last, certainly a year and actually the years before that have been, you know, a jumble of restatements and things. So when I would be inclined to let Arnie or anyone else who wants to, you know, quiz you more disclosure and talking this out since you tend to be a little oblique in communicating, I think is very helpful. So I’d let them talk or question, if you want my vote. Thank you.
<A — Guy Paglinco>: No, thank you, Richard, and good points and we appreciate I mean they’re good questions you’re raising. If I can just go on the record for a second, we’ve really haven’t had restatements — restatements is whenever you put out bad numbers and you have to go back and change them. Our numbers for the last several years have held. So I mean, I think you know, and I mean there were several, as Bruce mentioned, this was a pretty complex year between throwing in two acquisitions, as well as then diversifying ourselves or divesting ourselves of the gift business, which had, you know, several international type operations. And so, I think on a go-forward basis, as Bruce mentioned, you’re going to have a much simpler, much cleaner business to look at on a go-forward type basis. Yes, in the past and this is part of the reason why, you know, the gift business was more or less sold, is because a lot of those costs, or I guess what we’re talking about or you’re referring to is restructuring cost. And as you know, over going back the last three, four years, there were major PIP programs put in place, which basically ended up with major restructuring charges there.
<Q — Richard Dearnley>: Right.
<A — Guy Paglinco>: You don’t see that on our balance sheet or you don’t see that in our disclosure this time around, because there were nothing or there is nothing of that magnitude that we had in the past, so —

<Q — Richard Dearnley>: Yeah, when, you know, when I talk about charges and whatnot, I take a bigger version of that because companies when they write-off goodwill or whatever companies have a lot of discretion in what they put on the balance sheet and most of the time when things come off the balance sheet, they involve a charge. There are a few companies every once in a while, but when things come off the balance sheet they actually book a profit. I’ve just found that, over time, the ones that book a profit tend to be better investments.
<A — Bruce Crain>: It’s Bruce. Look, I believe and as I said in my comments today, I mean we really have done a lot of work in the last year to try to simplify. Clearly, this has been a complicated story for the last few years as we’ve gone through this transformation. I hesitate to say that things, you know, are going to be very simple going forward, but we believe we’ll have a substantially simplified business from a clarity to the outside world moving forward now, as we go into ‘09. Gift, completely gone before the end of ‘08, the balance sheet really scrubbed of all of this goodwill and intangible stuff to the extent the accounting rules allow us and absolutely appropriately done. So we really think, you know, I guess, that we’ve tried to get a lot of these issues dealt with and put them in the history books and now be able to move forward cleanly, with the relatively simple four businesses in a concentrated space with very few complexities that are sort of left. Obviously, we’ve got some gift consideration that we hope to realize numbers on going forward. But beyond that, we should have a fairly simple situation relative to where we’ve been. And we can get a lot clearer about where we’re going as we go into our future quarterly calls, and tell you what’s going on in that business.
<Q — Richard Dearnley>: Great, I’ll look forward to that.
<A — Bruce Crain>: Yeah. But further questions, operator?
Operator: [Operator Instructions]. Mr. Crain, do you have any closing remarks?
Bruce G. Crain, President and Chief Executive Officer: Look, everybody obviously, a tremendous amount has happened in the last year. We know we’ve got complex numbers coming out of ‘08, but we hope that this has given some clarity and to both ‘08 and you’ve got some sense of where we’re going for ‘09, and in the various initiatives we’ve got going into what will be a challenging year but we really think we’re incredibly well positioned for the year with our model. So we look forward to updating you in about a month and half on Q1, as we mentioned, and being in touch with all of you. You are welcome any of you to reach out to Guy or myself or to Marc Goldfarb, General Counsel here at Russ, as we move forward, if you’ve got further questions on anything having to do with ‘08 on our historical stuff that we can bring any more clarity to it than we were able to get to today. So thank you very much everybody.
Operator: Ladies and gentlemen that does conclude our conference call for today. You may all disconnect and thank you for participating.